Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | WARRANTS

PACERSSM CITIGROUP FUNDING INC. Medium-Term Notes, Series D Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	Based Upon the Dow Jones-UBS Commodity IndexSM Due October 4, 2011

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2010-MTNDD501 Subject to Completion, Dated March 5, 2010, Prospectus Supplement, Dated February 18, 2009 and Prospectus, Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

March 5, 2010

2 |	PACERSSM

PACERSSM

Due October 4, 2011

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

You may access the pricing supplement relating to this offering by reviewing our filings for March 5, 2010 on the SEC Web site at www.sec.gov and the prospectus supplement and prospectus on the SEC Web site as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this overview are defined in the “Preliminary Terms” below.

Overview of the PACERSSM

General

PACERSSM, are callable investments that offer participation in a portion of the appreciation, if any, of the value of the Underlying Index on which the PACERS are based, while also providing limited protection against a decline in that value. The PACERS Based Upon the Dow Jones-UBS Commodity IndexSM have a maturity of approximately 1.5 years and are issued by Citigroup Funding Inc. Some key characteristics of the PACERS include:

■	No Periodic Payments. The PACERS do not offer current income, which means that you will not receive any periodic interest on the PACERS.

■	A Mandatory Call Premium on the PACERS, if any, will be paid only if the PACERS are called on any Call Date and depends on the closing value of the Underlying Index on each Call Date.

■

Mandatory Call. The PACERS are mandatorily callable by Citigroup Funding on any of the three Call Dates during any of the three semi-annual Call Determination Periods, commencing approximately six months after the Issue Date, if the closing value of the Underlying Index on any Call Date is greater than or equal to the Starting Index Value. The PACERS will not otherwise be called even if the closing value of the Underlying Index on any Index Business Day other than a Call Date is greater than or equal to the Starting Index Value. If mandatorily called, you will receive an amount in cash per PACERS equal to $10 plus the applicable Mandatory Call Premium, which is

expected to be (i) $            , the product of $10 and 4.50% to 5.50% (to be determined on the Pricing Date), if called on any Call Date from September, 2010 to September, 2010, (ii) $            , the product of $10 and 9.00% to 11.00% (to be determined on the Pricing Date), if called on any Call Date from March     , 2011 to March     , 2011, and (iii) $            , the product of $10 and 13.50% to 16.50% (to be determined on the Pricing Date), if called on any Call Date from September    , 2011 to September     , 2011.

■

No Principal Protection. While the PACERS provide limited protection against the decline in the value of the Underlying Index, PACERS are not principal protected. If the PACERS are not called, for each PACERS you hold at maturity you will receive either (1) cash in an amount equal to $10.00 plus the product of (a) $10.00 and (b) the negative percentage change in the closing value of the Underlying Index from the Pricing Date to the Final Valuation Date if the closing value of the Underlying Index on the Final Valuation Date is less than approximately 85% (to be determined on the Pricing Date) of the closing value of the Underlying Index on the Pricing Date or (2) $10.00 in cash. As a result, if the PACERS are not called and the Ending Index Value is less than approximately 85% (to be determined on the Pricing Date) of the Starting Index Value, the cash amount you receive at maturity for each PACERS will be less than your initial investment in the PACERS and could be zero. Furthermore, if the PACERS are not called, you will not in any case receive an amount at maturity greater than your initial investment.

PACERSSM	| 3

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

The PACERS are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality. All payments on the PACERS are subject to the credit risk of Citigroup Inc.

An investment in the PACERS involves significant risks. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the PACERS” in the pricing supplement related to this offering for a description of the risks.

Types of Investors

The PACERS may be an attractive investment for investors with a neutral to mildly optimistic investment view on the Underlying Index who are also willing to accept risk to the principal invested, including:

■	Investors with neutral to moderate growth expectations for the Underlying Index who also seek limited protection against loss

■	Investors willing to trade potential upside appreciation in the Underlying Index in return for the potential to receive a fixed per annum return if the PACERS are called

■

Current or prospective holders of an exchange-traded fund benchmarked to the Underlying Index who are willing to accept the downside risk in the Underlying Index subject to limited protection against loss

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the PACERS, will receive an underwriting fee of $0.200 for each $10.000 PACERS sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.200 from this underwriting fee for each PACERS they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.200 for each PACERS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PACERS declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the PACERS” and “Plan of Distribution; Conflicts of Interest” in the pricing supplement related to this offering for more information.

4 |	PACERSSM

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	PACERSSM Based Upon the Dow Jones-UBS Commodity IndexSM.
Underlying Index:	Dow Jones-UBS Commodity IndexSM.
Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$
Pricing Date:	March , 2010 (expected to price on or about March 24, 2010, or if such day is not a scheduled Index Business Day, the next succeeding scheduled Index Business Day).
Issue Date:	March , 2010 (three Business Days after the Pricing Date).
Final Valuation Date:	September 27, 2011, subject to adjustment for non-Index Business Days and certain market disruption events.
Maturity Date:	October 4, 2011.
Business Day:	A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York and London are authorized or obligated by law or executive order to close.
Index Business Day	An Index Business Day means a day, as determined by the Calculation Agent, on which the Underlying Index or any successor index is calculated and published and on which futures contracts comprising more than 80% of the value of the Underlying Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Underlying Index.
Issue Price:	$10 per PACERS.
Coupon:	None.
Payment at Maturity (if the PACERS are not called):

If not called before the Maturity Date, for each $10 PACERS:

(1) cash in an amount equal to $10.00 plus the product of (i) $10.00 and (ii) the Negative Index Percentage Change if the Ending Index Value has declined by more than approximately 15% (to be determined on the Pricing Date) from the Starting Index Value, or

(2) $10 in cash.

Negative Index Percentage Change:	(Ending Index Value – Starting Index Value)/Starting Index Value.
Starting Index Value:	The closing value of the Underlying Index on the Pricing Date.
Ending Index Value:	The closing value of the Underlying Index on the Final Valuation Date.
Mandatory Call Feature:	Mandatorily callable semi-annually in whole, but not in part, on any Call Date if the closing value of the Underlying Index on any Call Date is equal to or greater than the Starting Index Value. If we call the PACERS during any Call Determination Period, the related call payment date will be at least five Business Days after the relevant Call Date or, in the case of the Call Determination Period from September , 2011 to September , 2011, at maturity.
Call Dates:	Any Index Business Day during any Call Determination Period on which the PACERS can be mandatorily called.
Call Determination Period:	Each of the three-Index-Business-Day periods, from September , 2010 to September , 2010, March , 2011 to March , 2011, and September , 2011 to September , 2011.
Mandatory Call Premium:

(1) $            , the product of $10 and 4.50% to 5.50% (to be determined on the Pricing Date), if called on any Call Date from September     , 2010 to September     , 2010.

(2) $            , the product of $10 and 9.00% to 11.00% (to be determined on the Pricing Date), if called on any Call Date from March     , 2011 to March     , 2011.

(3) $            , the product of $10 and 13.50% to 16.50% (to be determined on the Pricing Date), if called on any Call Date from September     , 2011 to September     , 2011.

Call Price:

For each PACERS, the sum of $10.00 and the applicable Mandatory Call Premium:

(1) $             per PACERS, if called on any Call Date from September     , 2010 to September     , 2010.

(2) $             per PACERS, if called on any Call Date from March     , 2011 to March     , 2011.

(3) $             per PACERS, if called on any Call Date from September     , 2011 to September     , 2011.

PACERSSM	| 5

Listing:	We will not apply to list the PACERS on any exchange.
Purchase Price and Proceeds to Issuer:		Per PACERS	Total
	Public Offering Price	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.200	$
	Proceeds to Citigroup Funding Inc.:	$9.800	$
Sales Commission Earned:	$0.200 per PACERS for each PACERS sold by a Citigroup Global Markets Financial Advisor.
Calculation Agent:	Citibank, N.A.
CUSIP:	17314V445.

Benefits of the PACERS

■

Potential Return Through Mandatory Call Feature. Citigroup Funding must call the PACERS and pay you cash in an amount equal to $10 plus the applicable Mandatory Call Premium of 9.00% to 11.00% (to be determined on the Pricing Date) per annum on a simple interest basis if on any Call Date the closing value of the Underlying Index is equal to or greater than the Starting Index Value. In this case, your return on the PACERS will be greater than your initial investment, although you will not receive a return of more than 9.00% to 11.00% (to be determined on the Pricing Date) per annum on a simple interest basis.

■	Protection Against Loss in Limited Circumstances. If Citigroup Funding does not call the PACERS, at maturity you will receive your original investment in the PACERS even if the Ending Index Value has declined from the Starting Index Value, as long as the Ending Index Value does not decline from the Starting Index Value by more than approximately 15% (to be determined on the Pricing Date). In this case, you will not suffer the same loss that a direct investment in the Underlying Index would produce. However, if the Ending Index Value does decline by more than approximately 15% (to be determined on the Pricing Date), the amount you receive at maturity will be less than your initial investment in the PACERS and could be zero.

Key Risk Factors for the PACERS

An investment in the PACERS involves significant risks. While some of the risks are summarized below, please review the “Risk Factors Relating to the PACERS” section of the pricing supplement related to this particular offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

■

Potential for Loss. If Citigroup Funding does not call the PACERS, the amount you will receive at maturity of the PACERS will depend on the Ending Index Value. If he PACERS are not called and the Ending Index Value declines from the Starting Index Value by more than approximately 15% (to be determined on the Pricing Date), you will receive an amount in cash at maturity that will be less than the amount of your initial investment in the PACERS and which could be zero.

■

No Appreciation if We Do Not Call the PACERS. If we do not call the PACERS and the Ending Index Value is not less than approximately 85% (to be determined on the Pricing Date) of the Starting Index Value at maturity you will receive $10.00 in cash. Thus, if we do not call the PACERS, you will not in any case receive an amount at maturity greater than your initial investment.

■

Appreciation May Be Limited. If the PACERS are mandatorily called, you will receive cash in an amount equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the value of the Underlying Index is unavailable if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Underlying Index.

■	No Periodic Payments. You will not receive any periodic payments of interest on the PACERS.

■

Volatility of the Dow Jones-UBS Commodity IndexSM. Historically, the value of the Underlying Index has been volatile. From January 3, 2005 to March 4, 2010, the closing value of the Underlying Index has been as low as 101.9990 and as high as 237.9530. As a result,

6 |	PACERSSM

on more than one occasion from January 3, 2005 to March 4, 2010, the closing value of the Underlying Index has been less than 85% of its closing value of 133.9446 on March 4, 2010. If we do not call the PACERS, whether you receive an amount at maturity in cash equal to the amount of your initial investment in the PACERS or less than your initial investment depends upon the Ending Index Value. Thus, the volatility of the value of the Underlying Index may result in your receiving an amount in cash at maturity less than your initial investment in the PACERS, which will result in a loss.

■

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the PACERS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PACERS, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the PACERS.

■

Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the PACERS, if the PACERS are not mandatorily called (and regardless of whether the Ending Index Value declines by more than the predetermined percentage from the Starting Index Value), the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

Exchange Listing and Secondary Market. The PACERS will not be listed on any exchange. There is currently no secondary market for the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets Inc. intends to make a secondary market in the PACERS, it is not obligated to do so.

■

Resale Value of the PACERS May be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Underlying Index, interest rates, disruptions in futures contracts trading, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the PACERS and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the PACERS may trade at prices below their initial issue price of $10.00 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS.

■

Fees and Conflicts. Citibank N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding expects to hedge its obligations under the PACERS through the trading in futures contracts or commodities included in the underlying index or in other instruments, such as options, swaps or futures, based upon futures contracts or commodities included in the underlying index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the PACERS declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank N.A.’s role as the Calculation Agent for the PACERS may result in a conflict of interest.

■

The United States Federal Income Tax consequences of the PACERS Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance have retroactive effect.

■	Special Considerations Related to the Dow Jones-UBS Commodity IndexSM.

■

The PACERS are linked to the Dow Jones-UBS Commodity IndexSM and not to the Dow Jones-UBS Commodity Index Total ReturnSM. Thus, the return on the PACERS, if any, will not reflect a total return on the index, which would include interest on cash collateral.

■	The PACERS are not futures contracts and will not be regulated by the Commodity Futures Trading Commission. You will not own or have any beneficial

PACERSSM	| 7

or other legal interest in the futures contracts or commodities underlying the Dow Jones-UBS Commodity IndexSM.

■

Market prices of the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM are highly volatile and may fluctuate rapidly based on a variety of factors including changes in supply and demand relationships; weather; and domestic and foreign political and economic events and policies. This may in turn result in volatile changes in the value of the Dow Jones-UBS Commodity IndexSM and thus reduce the amount you receive at maturity of the PACERS.

■	If the market prices for the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM cease to be lower in distant delivery months than in nearer delivery months, the value of the Dow Jones-UBS Commodity IndexSM would likely decrease, thus, decreasing the amount you receive at maturity of the PACERS.

■

The commodity futures contracts that underlie the Dow Jones-UBS Commodity IndexSM are subject to extensive statutes, regulations, and margin requirements. Additionally, the Underlying Asset will include commodity contracts on physical commodities on trading facilities located outside the United States. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. The effects of any future regulatory change or of any disruption in foreign market trading on the value of the PACERS is impossible to predict, but could be substantial and adverse to your interests as a holder of the PACERS.

Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different closing values of the Underlying Index on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue Price: $10.00 per PACERS

■	Pricing Date: March 24, 2010

■	Settlement Date: March 29, 2010

■	Final Valuation Date: September 22, 2011

■	Maturity Date: September 29, 2011

■	Starting Index Value: 130.0000

■	Minimum Underlying Index value at which a Mandatory Call occurs: 130.0000 (100.00% of the hypothetical Starting Index Value)

■	Mandatory Call Premium:

a.	the product of $10 and 4.75%, if called on any Call Date in September 2010

b.	the product of $10 and 9.50%, if called on any Call Date in March 2011

c.	the product of $10 and 14.25%, if called on any Call Date in September 2011

■

If the PACERS have not been previously called, at maturity, whether you receive cash in an amount equal to $10.00 plus the product of (a) $10.00 and (b) the Negative Index Percentage Change or your initial investment ($10.00 per PACERS) depends on whether the Ending Index Value has declined by more than 15% (to less than 110.5000, the “Downside Trigger Value”) from the Starting Index Value on the Final Valuation Date.

8 |	PACERSSM

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the Starting Index Value; whether the closing value of the Underlying Index on any Call Date is greater than or equal to the Starting Index Value, causing the PACERS to be called; and if the PACERS are not called, whether the Ending Index Value has declined by more than approximately 15% (to be determined on the Pricing Date) from the Starting Index Value causing you to receive at maturity cash in an amount equal to $10.00 plus the product of (a) $10.00 and (b) the Negative Index Percentage Change.

PACERS are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing value of the Underlying Index on the relevant Call Date is equal to or greater than 130.0000, the value at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If the Call Date occurs in September 2010, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.475. Call Price = $10.00 + $0.475 = $10.475 per PACERS

b. If the Call Date occurs in March 2011, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.950. Call Price = $10.00 + $0.950 = $10.950 per PACERS

c. If the Call Date occurs in September 2011, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.425. Call Price = $10.00 + $1.425 = $11.425 per PACERS

PACERSSM	| 9

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Value is Not Breached

The PACERS are not called on any of the Call Dates, and the Ending Index Value is not less than 85% of the Starting Index Value, or 110.5000, on the Final Valuation Date.

Since the Ending Index Value is not less than 110.5000, the amount received at maturity will be $10.00 per PACERS. Amount received at maturity = $10.00 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Value is Breached

The PACERS are not called on any of the Call Dates, and the Ending Index Value is less than 85% of the Starting Index Value, or 110.5000, on the Final Valuation Date. At maturity you will receive for each PACERS cash in an amount equal to $10.00 plus the product of (a) $10.00 and (b) the Negative Index Percentage Change.

Even if the closing value of the Underlying Index is greater than 130.0000, or the value at which a Mandatory Call occurs, at one or more times on or prior to the Final Valuation Date, the closing value of the Underlying Index is below 130.0000 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the Ending Index Value is 84.5000, then you will receive at maturity cash in an amount equal to $10 plus (a) the product of $10 and (b) the Negative Index Percentage Change.

Amount received at maturity = $10.00 + [$10.00 x {(84.5000 – 130.0000)/130.0000}] = $6.50

10 |	PACERSSM

Summary Chart of Hypothetical Examples

Date on which the PACERS are called	Any Call Date in September 2010	Any Call Date in March 2011	Any Call Date in September 2011
Hypothetical Starting Index Value	130.0000	130.0000	130.0000
Hypothetical minimum value at which a Mandatory Call would occur	130.0000	130.0000	130.0000
Hypothetical closing value of the Underlying Index on the Call Date	133.2500	139.7500	149.5000
Call Price for the PACERS	$10.475	$10.950	$11.425
Return on the Underlying Index	2.50%	7.50%	15.00%
Return on PACERS	4.75%	9.50%	14.25%

PACERS are not Mandatorily Called on any of the Call Dates

	Downside Trigger Not Breached	Downside Trigger Breached
Hypothetical Starting Index Value	130.0000	130.0000
Hypothetical Ending Index Value	115.7000	84.5000
Amount received at maturity	$10.00	$6.50
Return on the Underlying Index	-11.00%	-35.00%
Return on the PACERS	0.00%	-35.00%

PACERSSM	| 11

Description of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is an index calculated, published and disseminated by Dow Jones and UBS Securities and is intended to provide a liquid and diversified benchmark for commodities investments. The Dow Jones-UBS Commodity IndexSM was established on July 14, 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Dow Jones-UBS Commodity IndexSM is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a futures contract or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the Dow Jones-UBS Commodity IndexSM for 2010 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade. For further information on the Dow Jones-UBS Commodity Index SM, including its makeup, method of calculation and changes in its components, see “Description of the Dow Jones-UBS Commodity IndexSM ” in the related pricing supplement.

12 |	PACERSSM

Historical Data on the Dow Jones-UBS Commodity IndexSM

Monthly High, Low and End-of-Month Closing Values

On May 6, 2009, UBS Securities acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity IndexSM became re-branded as the Dow Jones-UBS Commodity IndexSM effective May 7, 2009. The following table sets forth the high, low and end-of-month closing values of the Dow Jones-UBS Commodity IndexSM for each month in the period from January 2005 through March 2010 as reported on Bloomberg. These historical data on the

Dow Jones-UBS Commodity IndexSM are not indicative of the future performance of the Dow Jones-UBS Commodity IndexSM or what the market value of the PACERS may be. Any historical upward or downward trend in the value of the Dow Jones-UBS Commodity IndexSM during any period set forth below is not an indication that the Dow Jones-UBS Commodity IndexSM is more or less likely to increase or decrease at any time during the term of the PACERS.

	2005			2006			2007
	High	Low	Close	High	Low	Close	High	Low	Close
January	148.3080	142.1800	146.8210	174.2240	167.0050	173.6690	166.0940	155.8800	166.0940
February	156.8860	142.4120	156.8860	172.5550	159.7260	162.2340	173.5030	163.8630	171.0130
March	165.2460	155.7790	162.0940	167.3510	158.7800	165.1940	172.3280	165.9350	171.9630
April	162.3890	151.9610	152.2940	180.0140	164.7230	175.7670	174.3510	170.8300	173.2150
May	152.6100	146.0780	150.7270	187.6280	174.5720	176.6790	174.8190	170.0820	172.7230
June	161.4030	152.3900	152.8850	178.9130	165.3520	173.2350	176.4840	168.5220	169.6710
July	160.1750	154.1070	159.3300	179.9620	170.8900	178.0320	174.5360	168.7360	172.4460
August	172.1580	160.8240	170.8160	179.5340	168.8680	170.8760	170.8200	161.0620	165.5660
September	179.0690	165.9010	178.2490	170.6470	156.5870	159.9570	179.7150	166.8480	178.2500
October	178.8160	166.5160	166.5160	169.7860	156.0750	166.8170	183.5240	172.1230	183.5240
November	167.6110	163.3580	166.4020	175.2140	166.1630	175.2140	184.9180	177.2470	177.2470
December	180.2400	168.3830	171.1490	174.5900	165.7550	166.5090	185.5680	176.2160	184.9640

	2008			2009			2010
	High	Low	Close	High	Low	Close	High		Low		Close
January	192.4830	181.1570	192.2860	123.4580	110.2920	110.9300	145.0288		129.0506		129.0506
February	216.4620	189.8450	215.5210	113.1430	102.5510	105.9880	134.8378		126.5582		133.2895
March	219.0930	197.3340	201.5980	114.2040	101.9990	109.7820	135.8540	*	132.9638	*	133.9446	*
April	215.2100	199.5660	208.5520	113.7630	107.4940	110.5710
May	220.4100	204.0030	213.9470	124.9320	114.1290	124.9320
June	234.1150	212.9540	233.0340	131.1160	120.9640	122.5360
July	237.9530	203.1800	205.1030	126.4750	113.2370	126.4750
August	204.3460	187.1520	189.8890	132.9180	125.1700	125.7190
September	183.7730	167.3910	167.7760	129.5390	122.9310	127.6830
October	167.4840	126.1960	131.9720	138.9060	124.1740	131.8621
November	137.6280	117.4540	122.7530	137.2439	131.4192	136.4934
December	118.2010	106.0920	117.2440	140.0458	131.5882	139.1873

*Through	March 4, 2010.

The closing value of the Dow Jones-UBS Commodity IndexSM on March 4, 2010 was 133.9446.

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Historical Graph

The following graph sets forth the daily closing value of the Dow Jones-UBS Commodity IndexSM from January 3, 2005 to March 4, 2010. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing values of the Dow Jones-UBS Commodity IndexSM are not indicative of future the Dow Jones-UBS Commodity IndexSM closing values. This graph does not reflect intra-day values.

14 |	PACERSSM

License Agreement

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc.

The PACERS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PACERS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PACERS particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Citigroup Global Markets Inc. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity IndexSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Citigroup Global Markets Inc. or the PACERS. Dow Jones and UBS Securities have no obligation to take the needs of Citigroup Global Markets Inc. or the owners of the PACERS into consideration in determining, composing or calculating the Dow Jones-UBS Commodity IndexSM. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the PACERS to be issued or in the determination or calculation of the equation by which the PACERS are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the PACERS customers, in connection with the administration, marketing or trading of the PACERS. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the PACERS currently being issued by Citigroup Global Markets Inc., but which may be similar to and competitive with the PACERS. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the PACERS.

This offering summary relates only to the PACERS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the PACERS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this offering summary regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the PACERS. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS INC., OWNERS OF THE PACERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY

PACERSSM	| 15

DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND CITIGROUP GLOBAL MARKETS INC., OTHER THAN UBS AG.

All disclosures contained in this offering summary regarding the Dow Jones-UBS Commodity Index SM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones, UBS Securities, or UBS AG. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

16 |	PACERSSM

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the PACERS and that hold PACERS as capital assets.

In purchasing a PACERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat a PACERS for U.S. federal income tax purposes as a cash-settled derivative financial instrument providing for the future payment based on the value of the Dow Jones-UBS Commodity IndexSM. Under such treatment, at maturity or upon the mandatory redemption of the PACERS for cash prior to or at maturity, or upon the sale or other taxable disposition of a PACERS, you will generally recognize capital gain or loss under such treatment equal to the difference, if any, between the amount received at maturity or the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if you have held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed above. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the PACERS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the PACERS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the maturity, sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i) The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form)

(ii) Such gain is not effectively connected with a U.S. trade or business of such holder, and

(iii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above under Possible Alternative Treatment, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the PACERS.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

PACERSSM	| 17

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PACERS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PACERS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

If no closing value of the Underlying Index is available on the on any Index Business Day, including the Call Dates and the Final Valuation Date, the Calculation Agent may determine the value of the Underlying Index value in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Underlying Index is discontinued, the Calculation Agent may determine the value of Underlying Index by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the Underlying Index prior to any such discontinuance. You should refer to the sections “Description of the PACERS — Discontinuance of the Dow Jones-UBS Commodity IndexSM” and

“— Alteration of Method of Calculation” in the related pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or the affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

“Dow Jones,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “Dow Jones-UBS Commodity Total Return IndexSM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Citibank, N.A.’s affiliate, Citigroup Global Markets Inc. The PACERS have not been passed on by Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. The PACERS are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates and none of Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates, makes any warranties or bears any liability with respect to the PACERS.

18 |	PACERSSM

Notes

PACERSSM	| 19

Notes

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

PACERSSM is a registered service mark of Citigroup Global Markets Inc.

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